Isabella Bank Corporation CEO Barz Announces Retirement;
Evans Elected CEO, Effective January 2014

Mt. Pleasant, Michigan, September 27, 2013 - David Maness, Chairman of Isabella Bank Corporation (ISBA), announced today that Richard (Rick) J. Barz will retire as Chief Executive Officer effective December 31, 2013. The Board of Directors has elected Jae Evans, currently Isabella Bank’s Chief Operations Officer, to serve as CEO effective January 1, 2014. Barz will continue to serve on the Board of Directors for both Isabella Bank and Isabella Bank Corporation.
“Rick has served our organization as a steward of our brand and as a mentor for our current and future leaders. We are deeply thankful to Rick for his contributions and years of service,” said David Maness, Chairman of the Board.
“After a two-year process and assistance from a nationally recognized executive consulting firm, we are extremely pleased to announce a promotion from within our organization,” added Maness. “Jae has extensive banking and leadership experience, as well as an intimate knowledge of our internal business practices, communities and core values. Together, these attributes will provide the leadership and experience needed to assure continued success now and into the future.”
Evans’ appointment to CEO is effective January 1, 2014. Evans joined Isabella Bank in 2008 and has more than 36 years of banking experience. He has served in various roles at the Bank, including Chief Operations Officer and president of the Greenville Division. He is a graduate of Central Michigan University, the Graduate School of Banking at the University of Wisconsin-Madison, and the Dale Carnegie Executive Development program. Evans is an active volunteer. He is a board member for The Community Bankers of Michigan, Art Reach of Mid Michigan, and is chair of the EightCAP governing board. Evans is also past vice-chair of the Carson City Hospital, was president of the Greenville Rotary Club, and just completed his term as chair of The Community Bankers of Michigan.
Barz said his 41 years with Isabella Bank have been very rewarding. “I have had great mentors, customers, and co-workers who helped me understand the positive role we, as bankers, have in the growth and development of our communities,” he said.
“I see this same passion for community banking in our next generation of leadership and am confident in their ability to serve our customers, employees, shareholders, and communities,” Barz added.
For more information about Isabella Bank Corporation, visit the Investors link at www.isabellabank.com. Isabella Bank Corporation common stock is quoted on the OTCQB tier of the OTC Markets Group, Inc.’s electronic quotation system (www.otcmarkets.com) under the symbol “ISBA.”

This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in Isabella Bank Corporation's annual report on Form 10-K for the year ended December 31, 2012 and Form 10-Q for the quarter ended June 30, 2013, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.